                                                                       EXHIBIT 2



                                  May 23, 2000



Avalanche Resources, Ltd.
c/o Avalanche Management, Inc.,
    its general partner
P.O. Box 75214
Dallas, Texas  75214

Attention:  Kevin Maddox, President

         Re: Additional Investment in North American Technologies Group, Inc. Common Stock

Dear Mr. Maddox:

         As you know, pursuant to a Securities Purchase Agreement dated May 12, 2000 between North American Technologies Group, Inc. ("NATK") and Avalanche Resources, Ltd., a Texas limited partnership ("Avalanche"), Avalanche purchased 500,000 shares of NATK Common Stock for an aggregate purchase price of $500,000.

         You have advised us that Avalanche desires to make an additional investment in NATK at this time, pursuant to which Avalanche would purchase 500,000 shares of NATK Common Stock for an aggregate purchase price of $500,000.

         In making such an investment and by executing this Letter Agreement where indicated below, Avalanche agrees that all of the terms and conditions of the Securities Purchase Agreement shall apply to Avalanche's additional investment hereunder, and Avalanche specifically acknowledges that:

                  (i) the terms and conditions of the Securities Purchase Agreement, and the representations and warranties of Avalanche set forth therein, shall be incorporated by reference thereto into this Letter Agreement as though fully set forth herein; and

                  (ii) The representations and warranties set forth in such agreement shall be deemed to be made as of the date of this Letter Agreement and shall be true and correct as of such date.

         If the foregoing accurately reflects our agreement, please indicate your agreement where set forth below and return an executed copy of this Letter Agreement to the undersigned by facsimile at your earliest convenience.

                                             Sincerely,

                                             NORTH AMERICAN TECHNOLOGIES
                                             GROUP, INC.


                                             By: /s/ Henry W. Sullivan
                                                 ---------------------------
                                                 Henry W. Sullivan
                                                 President and Chief Executive
                                                 Officer

Acknowledged and Agreed
this 23rd day of May, 2000

AVALANCHE RESOURCES, LTD.

By:      Avalanche Management
         Corporation, its general partner

By:      /s/ Kevin C. Maddox
         --------------------------------
         Kevin Maddox
         President